Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Amendment No. 2 to the Form S-1 Registration Statement of our report dated June 24, 2016 with respect to the balance sheets of Brilliant Sands Incorporated as of December 31, 2015 and 2014, and the related statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended, which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Form S-1 Registration Statement.

/DeCoria, Maichel & Teague, P.S./

DeCoria, Maichel & Teague, P.S.

Spokane, Washington

August 3, 2016